As filed with the Securities and Exchange Commission on June 5, 2017 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________
THE GAP, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Delaware	94-1697231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Two Folsom Street
San Francisco, CA 94105
(Address of Principal Executive Offices) (Zip Code)

GAP INC. EMPLOYEE STOCK PURCHASE PLAN
As amended and restated effective May 17, 2017
____________________________________
(Full Title of the Plans)
_________________________________
Julie Gruber, Esq.
The Gap, Inc.
Two Folsom Street
San Francisco, CA 94105
(Name and address of agent for service)
_________________________________
(415) 427 - 0100
(Telephone number, including area code, of agent for service)
____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
______________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of shares to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.05 par value	8,000,000	$22.41	$179,280,000	$20,779

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Employee Stock Purchase Plan, as amended and restated effective May 17, 2017 (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of common stock of Gap, Inc. as reported on the New York Stock Exchange on May 31, 2017.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Gap, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2017; and

(c)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicate that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “GCL”), as such law currently exists or may be amended so long as any such amendment authorizes action further eliminating or limiting the personal liabilities of directors, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the Bylaws of the Registrant, each director and officer of the Registrant is entitled to indemnification to the fullest extent permitted by the laws of the State of Delaware against all expenses, liabilities and losses, judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the Registrant or serving at the request of the Registrant as director or officer of an entity affiliated with the Registrant, provided that the standards of conduct specified in the GCL have been satisfied. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine that such person is fairly and reasonably entitled to indemnification.

The Registrant carries insurance policies indemnifying its directors and officers against liabilities arising from certain acts performed by them in their respective capacities as such. The policies also provide for reimbursement of the Registrant for any sums it may be required or permitted to pay pursuant to applicable law to its directors and officers by way of indemnification against liabilities incurred by them in their capacities as such.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Employee Stock Purchase Plan Document (incorporated by reference to the Registrant’s Definitive Proxy Statement, Commission File No. 1-7562, filed on April 4, 2017).

5.1	Opinion and consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1.

24.1	Power of Attorney of Directors.
Item 9. Undertakings
A. The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) That for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 5th day of June, 2017.

THE GAP, INC.

By:	/s/ Arthur Peck
Arthur Peck, President and Chief Executive Officer, Gap Inc.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Date
/s/ Arthur Peck
Arthur Peck President and Chief Executive Officer, Gap Inc. (Principal Executive Officer)	June 5, 2017
/s/ Teri List-Stoll
Teri List-Stoll Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 5, 2017
/s/ Dara Bazzano
Dara Bazzano Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	June 5, 2107
*
Robert J. Fisher Director	June 5, 2017
*
William S. Fisher Director	June 5, 2017
*
Tracy Gardner Director	June 5, 2017
*
Brian Goldner Director	June 5, 2017
*
Isabella D. Goren Director	June 5, 2017

*
Bob L. Martin Director	June 5, 2017
*
Jorge P. Montoya Director	June 5, 2017
*
Arthur Peck Director	June 5, 2017
*
Mayo A. Shattuck III Director	June 5, 2017
*
Katherine Tsang Director	June 5, 2017

*By:/s/ Julie Gruber
Julie Gruber
Attorney-in-fact**

_______________
** By authority of the Power of Attorney of Directors filed as Exhibit 24.1 to this Registration Statement

EXHIBIT INDEX

Exhibit Number
4.1	Employee Stock Purchase Plan Document (incorporated by reference to the Registrant’s Definitive Proxy Statement, Commission File No. 1-7562, filed on April 4, 2017).
5.1	Opinion and consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Independent Registered Public Accounting firm.
23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1.
24.1	Power of Attorney of Directors.